Exhibit 10.1

April 26, 2018

Via HAND DELIVERY

James Bourdage

Re:	Retirement Agreement and Release of All Claims

Dear James:

Effective May 4th Bioanalytical Systems, Inc. (“BASi” or “Company”) recognizes your retirement as VP Bioanalytical. This letter will confirm certain agreements between you and the Company concerning the resolution of all contractual and other matters between the parties.

In recognition of your service, BASi is prepared to offer you a retirement package with the terms detailed below. Although you will have the full time period spelled out in paragraph 16 below to consider this Agreement, your employment will end effective May 4th 2018. Thereafter, you will not be entitled to any additional compensation or to participate in any of BASi’s benefit plans (except as otherwise specifically provided herein) from BASi other than what may be agreed to by the parties in the Agreement below.

Even if you do not sign this Agreement, BASi will (a) pay you at your normal weekly salary through Friday, May 4, 2018; (b) pay you for any accrued but unused vacation days in accordance with Company policy; (c) continue your health insurance coverage through May 31, 2018; and (d) reimburse you for previously incurred but unreimbursed business expenses in accordance with Company policy. Unless you notify BASi of a different bank account, your final pay will be deposited in the bank account that you have previously designated for direct deposit. Similarly, even if you do not sign this Agreement, you will be offered benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as modified below.

A.	Terms

1.	Definitions. The terms “you” and “your” and “Bourdage” mean James Bourdage, and anyone who has or obtains any legal right or claims through him. “BASi” and “Company” mean Bioanalytical Systems, Inc. and include its past and present officers, directors, employees, agents, related corporations and entities, affiliates, principals, insurers, shareholders, attorneys, trustees, subsidiaries, predecessors, successors and assigns, any and all employee benefit plans (and any fiduciary of such plans) sponsored by BASi. “Agreement” means this letter agreement which contains the terms of the retirement package and which includes a release of all claims arising out of Bourdage’s employment relationship with BASi and the termination of the employment relationship. “The Parties” means Bourdage and BASi.

2.	Pursuant to this Agreement, Bourdage will be deemed to have completed his employment with BASi upon his retirement effective May 4th 2018 (the “Effective Date”).

3.	Payments and Benefits to be Provided to Bourdage. In exchange for and in consideration of James Bourdage’s agreement to release all claims against BASi as described in paragraph 4 and in consideration of the other promises contained in this Agreement, BASi agrees as follows:

a.	BASi agrees to pay you a retirement benefit equivalent to six (6) months in the form of salary continuation mirroring BASi’s payroll periods commencing as of the Release Effective Date and continuing for the six (6) month period thereafter (“Retirement Period”), in the amount of $6,869.30 each pay period subject to normal payroll taxes and deductions. Unless you notify BASi’s payroll department of a different bank account, this amount will be deposited in the bank account that you have previously designated for direct deposit;

b.	If you are eligible for and timely elect to continue health insurance coverage under BASi’s group health care program pursuant to the federal law known as COBRA, then, you will be responsible for the premium for the COBRA continuation coverage period.

c.	Bourdage agrees that all of his stock options, including vested and unvested stock options, shall be treated in accordance with the terms of the Bioanalytical Systems, Inc. 2008 Director and Employee Stock Option Plan (the “Plan”) and his Stock Option Agreements under the Plan.

4.	Claims released by James Bourdage. By signing this Agreement, Mr. Bourdage unconditionally and fully releases and forever discharges BASi from (a) any and all possible claims, known or unknown, arising out of or from his employment with BASi under any and all possible legal, equitable, tort, contract or statutory theories, including but not limited to any claims for constructive or wrongful discharge or breach of contract, except for any claims relating to accrued and vested rights under a retirement plan; (b) any and all claims arising on or before the date James Bourdage signs this Agreement, including but not limited to any charges, claims, demands or actions under Title VII of the Civil Rights Act of 1964 and the Equal Pay Act, 42 U.S.C. § 2000e et seq., Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the

Bourdage, James Retirement Agreement April 2018

Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Indiana Civil Rights Law, Indiana’s Wage Payment and Wage Claims statutes, the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the United States Constitution, the Indiana Constitution, any and all amendments to said statutes, and any other federal, state or local statute or law, ordinance or regulation, dealing in any way with employment or employment-related benefits and all claims for costs and attorneys’ fees; and (c) all claims Bourdage may have against BASi arising out of Bourdage’s employment and/or termination of employment with BASi. Bourdage agrees and understands that any claims he may have under the aforementioned laws, statutes or any other federal, state or local law, ordinance, rule or regulation are effectively waived by this Agreement. Bourdage understands that the signing of this Agreement prevents him from making any further claims against BASi in connection with his employment and the termination of his employment with BASi. Bourdage agrees to give up, release and waive all claims against BASi and not to bring any lawsuits against BASi relating to the claims he has given up, released and waived, nor will he allow any suit to be brought on his behalf. BASi represents that it is not aware of the existence of any claims it may have against Bourdage and has not discussed the possibility of litigation against him.

5.	No Admission of Liability; Waiver. This Agreement shall not in any way be construed as an admission by BASi that it has acted wrongfully with respect to Bourdage or any other person, or that Bourdage has any rights whatsoever against BASi. Bourdage waives any right or claim of reinstatement to employment with BASi and agrees not to seek further employment with BASi. If Bourdage does seek employment with BASi, BASi is under no obligation to consider him for employment.

6.	Acknowledgement. Bourdage acknowledges that he is not entitled to any of the payments and benefits listed in paragraph 3(a) of this Agreement unless he signs this Agreement and does not revoke it within the revocation period stated in paragraph 16 below.

7.	Non-Disparagement. In consideration of the promises made in this Agreement, Bourdage and BASi each agrees not to make any false, negative or disparaging remarks or comments to any person and/or entity about the other party to this Agreement, nor shall Bourdage or BASi make any statement that may subject the other party to potential embarrassment, humiliation or any other negative consequence. In addition, Bourdage agrees that he shall not make any public statement, including but not limited to, any statement to the media or to BASi employees, regarding the termination of his employment with BASi.

8.	Consultation with Attorney. Bourdage agrees that he has read this Agreement and the releases contained herein, that he understands all of the

Bourdage, James Retirement Agreement April 2018

terms hereof, that he has not been coerced, threatened or intimidated into signing this Agreement, and that he executes this Agreement voluntarily and with full knowledge of its meaning and consequences and that he has had sufficient opportunity to consult with his attorney regarding this Agreement. Bourdage further acknowledges that BASi hereby advises him that he should consult with an attorney before executing this Agreement.

9.	Violation of Agreement and Severability. Bourdage agrees that if he breaches any obligation set forth in this Agreement, BASi shall cease all payments to him, as described in this Agreement, and it shall also cease providing all benefits to him, as described in this Agreement. Bourdage also understands and agrees that in the event that this Agreement is ever held to be invalid or unenforceable, in whole or in part, as to any particular type of claim or charge or as to any particular circumstances, this Agreement shall remain fully valid and enforceable as to all other claims, charges and circumstances.

10.	Non-Solicitation. Bourdage agrees that for a period of six months immediately following the Effective Date, Bourdage shall not directly or indirectly, as an individual or as a director, officer, contractor, employee, consultant, partner, investor or in any other capacity with any corporation, partnership or other person or entity (an “Other Entity”), (i) contact or communicate with any then current material customer or client of BASi, or any person or entity with which the Company is then engaged in material discussions regarding that person or entity becoming a client or customer of BASi in the business of providing contract research services and manufacturing and distributing scientific instruments (the “Business”), for the purpose of inducing any such customer or client to move its account from BASi to another company in the Business; provided, however, that nothing in this sentence shall prevent Bourdage from becoming employed by or providing consulting services to any such customer or client of BASi, or (ii) solicit any other employee of BASi to leave their employment with BASi for employment or a consulting or other services arrangement with an Other Entity or otherwise.

The restrictions of this paragraph 10 shall not be deemed to prevent Bourdage from owning not more than 5% of the issued and outstanding shares of any class of securities of an issuer engaged in the Business whose securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or from owning any amount of securities of an issuer who is not engaged in the Business whose securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. In the event a court of competent jurisdiction determines that the foregoing restriction is unreasonable in terms of geographic scope or otherwise then the court is hereby authorized

Bourdage, James Retirement Agreement April 2018

to reduce the scope of said restriction and enforce this paragraph 10 as so reduced. If any sentence, word or provision of this paragraph 10 shall be determined to be unenforceable, the same shall be severed herefrom and the remainder shall be enforced as if the unenforceable sentence, word or provision did not exist. Notwithstanding any provision of this Agreement to the contrary, the terms and conditions of this paragraph 10 shall survive for a period of six months following the Effective Date, at which time the terms and conditions of this paragraph 10 shall terminate.

11.	Bourdage’s Representations. Bourdage represents and warrants that in the making and execution of this Agreement, he is not relying on any representation, statement, or assertion of fact or opinion made by any agent, attorney, employee, or representative of the persons, parties, or corporations being released herein, and he hereby waives any right to rely upon all prior agreements and/or oral representations made by any agent, attorney, employee, or representative of such persons, parties, or corporations even though made for the purpose of inducing him to enter into this Agreement.

12.	Return of BASi’s Property. Bourdage hereby represents and warrants that he will return to BASi all of BASi’s property that is in his possession or control as of the Effective Date. This includes, but is not limited to, keys, credit cards, phone cards, cellular telephones, pages, directories, computer hardware and software, books, documents, memoranda, and all other records, and copies thereof.

13.	Cooperation and Transition Assistance. Bourdage agrees that he will be available to provide reasonable assistance to BASi with transitional matters relating to his former duties with BASi, without additional compensation, for the Retirement Period discussed in paragraph 3(a), above.

14.	Miscellaneous. The Parties agree that this Agreement is deemed made and entered into in the State of Indiana and in all respects shall be interpreted, enforced and governed under the laws of the State of Indiana, unless otherwise preempted by federal law. Jurisdiction and venue for litigation of any dispute, controversy, or claim arising out of or in connection with this Agreement shall lie exclusively in the federal or state courts in Tippecanoe County, Indiana, and the Parties hereby consent to service of process from said courts. This Agreement shall inure to the benefit of and may be enforced by, and shall be binding on The Parties and their heirs, executors, administrators, personal representatives, assigns, and successors in interest. The language of all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning, and not strictly for or against the drafter.

Bourdage, James Retirement Agreement April 2018

15.	Disclosures by Bourdage. As a condition precedent to his eligibility for the retirement benefits described in paragraph 3(a) above, Bourdage affirms and attests that he has disclosed during the course of his employment all employment and other agreements he has signed on behalf of BASi in his capacity as VP Bioanalytical to appropriate Company officials.

16.	Time to Consider this Agreement. Bourdage understands that he has twenty-one (21) days from the date of delivery of this Agreement to consider the terms of this Agreement. Bourdage understands that he may sign this Agreement at any time during the twenty-one (21) day period. Bourdage understands that he may revoke this Agreement if he so chooses until seven (7) days after the date of execution. Bourdage further understands that this Agreement will not become effective or enforceable and that BASi’s obligations in paragraph 3 of this Agreement to make payments and provide benefits will not become effective or enforceable until seven (7) days from the date of Bourdage’s execution of this Agreement and provided that the Agreement is not revoked during such seven day period (“Release Effective Date”).

Sincerely,

Bioanalytical Systems, Inc.

Jill Blumhoff

Chief Financial Officer and Vice President, Finance

Bourdage, James Retirement Agreement April 2018

My signature below represents my unconditional acceptance of all terms and conditions contained in this Agreement.

James Bourdage	Date

STATE OF INDIANA	)
	)	SS:
COUNTY OF _________	)

Subscribed to and sworn before me, a Notary Public, in and for said County and State, this _____ day of , 2018.

Signature

Printed

Notary Public

My Commission Expires:	County of Residence:

Bourdage, James Retirement Agreement April 2018